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AGREEMENT TO MAKE A JOINT FILING

    The undersigned hereby agree to file a joint Schedule 13G with respect to the interests of the undersigned in Advanced Tissue Sciences, Inc. and that the Schedule 13G to which this Agreement is attached has been filed on behalf of each of the undersigned.

Date: October 11, 2001

MEDTRONIC, INC.
By:	/s/ Michael D. Ellwein Vice President and Chief Development Officer
MEDTRONIC ASSET MANAGEMENT, INC.
By:	/s/ Michael D. Ellwein Vice President

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AGREEMENT TO MAKE A JOINT FILING